EXPLANATION OF RESPONSES
1.
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”).  Holdings is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA VII Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVA VII”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “IVP VII Funds”). In addition, Holdings is the general partner of Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), which in turn is the general partner of Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and together with IVA Coinvestment II, the IVP VII Funds, Holdings, IVA VII Ltd and IVA VII, the “IVP Funds”).

2.
All ordinary shares of the issuer indicated as indirectly owned by the reporting person are included herein because the reporting person shares voting and dispositive control of the shares held of record by the IVP VII Funds and IVP Coinvestment II as a member of the board of managers of Holdings and has an indirect pecuniary interest in the shares of the issuer held of record by the IVP VII Funds and IVP Coinvestment II. The reporting person disclaims beneficial ownership of all ordinary shares of the issuer attributable to the IVP Funds except to the extent of his pecuniary interest therein.

3.	The IVP VII Funds, together with IVP Coinvestment II, collectively own the 9,507,752 ordinary shares of the issuer reported as indirectly owned by the reporting person.